Exhibit 10.7

SPONSORED RESEARCH AGREEMENT

This agreement (the “Agreement”) is entered into as of this eighteenth day of September, 2007 (the “Effective Date”), by and between The Johns Hopkins University, having a School of Medicine located at 733 North Broadway, Suite 117 Baltimore, Maryland, 21205 (the “Institution”), employer of Dr. Anirban Maitra (the “Investigator”), and Sign Path Pharma, Inc., a corporation organized under the laws of the State of Delaware, located at 1375 California Road, Quakertown, PA 18951, USA (the “Sponsor”).

WHEREAS, Sponsor wishes that Institution conduct pre-clinical research studies and such studies are of mutual interest and benefit to the Institution and Sponsor.
WHEREAS, Sponsor wishes to collaborate with University and is willing to sponsor Institution’s research.
WHEREAS, Sponsor wishes to obtain certain rights to patents and technology resulting from the research.
WHEREAS, Institution is willing to collaborate and to grant certain rights to patents and technology that result from the research collaboration; and
WHEREAS, Institution and Sponsor will execute concurrently a License Agreement (JHU Ref: 5024).
NOW, THEREFORE, in consideration of the following mutual promises, covenants, and conditions and any sums to be paid, the parties hereto agree as follows:

1.           STATEMENT OF WORK

The Institution agrees to conduct research studies entitled Preclinical Evaluation of Nanocurcumin in Pancreatic Cancer (Study), as described in the protocol for this Study (attached as Exhibit A).  The Institution represents and warrants that it has, or by the commencement of the Study will have, the experience, capability, and resources, including, but not limited to, sufficient personnel and equipment, to efficiently and expeditiously perform the Study in a professional and competent manner, and in strict adherence to the protocol.  In addition to the work outlined in Exhibit A, Sponsor may present and pay for a separate Supplementary Study, budget and terms for payment, upon agreement between the Investigator and Sponsor, for a second indication.  Upon agreement between the Investigator and Sponsor for the Supplementary Study, an Amendment to this Agreement will be executed.

2.           INVESTIGATOR

This Study will be conducted under the direction of the Investigator identified above and at least one post-doctoral fellow who will be assigned full-time to the Study for the term of this Agreement.  The Investigator shall be responsible for performing this Study and for direct supervision of any individual performing portions of this Study.  In the event the Investigator becomes unwilling or unable to perform the duties required for the Study conducted under this Agreement, the Institution and Sponsor shall attempt to agree on a mutually agreeable replacement.  In the event a mutually acceptable replacement is not available, then the Study may be terminated by either party hereto in accordance with Section 9 of this Agreement.

3.           PAYMENT

(a)
In consideration of conducting the Study hereunder, Sponsor shall pay Institution in accordance with the budget attached as Exhibit B of this Agreement.  Payments shall be made as follows:  Sponsor shall pay the sum of $100,000, in three equal installments, beginning 30 days after the final execution of this Agreement, and at two four (4) month intervals from the following activities: the development of an IND for nanocurcumin.

(b)	In addition to these payments, Sponsor shall pay JHU indirect costs of $64,000, in three equal installments, at the time as the payments in Section 3(a).

(c)          Payments shall be made as follows:

               Payable to: The Johns Hopkins University
               Tax I.D. Number: 52-0595110

Sent to the Address:	Johns Hopkins University Central Lockbox
Bank of America
12529 Collections Center Drive
Chicago, IL 60693

Checks must also include the following:
IPN:	08031116
Investigator:	Anirban Maitra, M.D.

4.           RECORDKEEPING, REPORTING, ACCESS

Authorized representatives of Sponsor or its designee shall have the right, upon reasonable and advance notice, and during regular business hours, to examine and inspect the Institution’s and applicable Investigator’s facilities and records associated with this Study and inspect and copy all work products relating to this Study.

5.           PROPRIETARY INFORMATION AND CONFIDENTIALITY

Neither party shall disclose to any third party or use for any purposes other than the performance of this Study, any and all trade secrets, privileged records, or other proprietary information disclosed to one party by the other party pursuant to this Agreement (collectively, “Proprietary Information”), without  the  prior written consent of the party whose Proprietary Information is being disclosed, except as otherwise specified in this Agreement.  The receiving  party shall treat the Proprietary Information of the disclosing party as it would treat its own proprietary information, but in no event shall it use less than a reasonable degree of care.  The obligation of non-disclosure and non-use shall not apply to the following.

(a)           Information that, at the time of disclosure hereunder, is generally available to the public;
(b)           Information that, after disclosure hereunder, becomes generally available to the public, except through breach of this Agreement;
(c)           Information that a party can demonstrate was in its possession at the time of disclosure by the other party and that was not acquired from such other party;
(d)           Information that becomes available to a party from a third party that is not legally prohibited from disclosing such information; or
(e)           Information required by any law, regulation, or order of court to be disclosed. Prior to disclosing proprietary Information or confidential information of the other party, the disclosing party shall first notify the providing party and provide it an opportunity to prevent disclosure.

In addition, the terms of this Agreement supersede any previous non-disclosure agreements or any other preliminary representations or understandings that have been entered into by the parties to this Agreement with regard to the subject Study.

6.           CONFIDENTIAL DATA AND CONFIDENTIALITY

The Institution and Sponsor shall respectively own study data that they generate by performing this Study, including all Study results.  Sponsor shall have the sole right to use study data for all commercial purposes, and Institution’s use shall be limited to those instances dealing with patient care and treatment, academic uses, and publication except for intellectual property rights described in Article 8.  Notwithstanding anything to the contrary herein, Institution’s use of study data to develop any invention or other intellectual property shall not be considered a commercial purpose.

7.           PUBLICATION

The Institution and the Investigator are free to publish, present, or use any results arising out of this Study for their own instructional, research, or publication objectives, provided that such publication does not disclose any of Sponsor’s Proprietary Information, as defined in this Agreement.  Institution agrees to submit the draft of any proposed publication to Sponsor at least thirty (30) days prior to submission for publication, presentation, or use, and agrees, at the request of Sponsor, to withhold any such submission for an additional period, not to exceed ninety (90) days to allow Sponsor to work with Investigator to file patent applications or IND submission or to take any other action designed to protect its patent rights.

8.           INTELLECTUAL PROPERTY

(a)           It is expressly agreed that neither Sponsor nor Institution transfer by operation of this Agreement to the other party hereto any patent right, copyright, or other proprietary right that either party owns or controls as of the commencement of this Study, except as specifically set forth herein.

(b)          Inventions developed under this Agreement which would be filed as continuation patent applications that claim priority to the licensed IP in the License Agreement (JHU Ref: 5024) signed concurrently herewith, of which this Sponsored Research Agreement is an attachment, shall be the subject of and fall within the scope of said License Agreement (JHU Ref: 5024).

(c)          All Other Inventions developed under this Agreement solely by Institution shall be owned by Institution (“Institution Invention”).  All Other Inventions developed solely by Sponsor shall be owned by Sponsor (“Sponsor Invention”).  All Other Inventions developed by one or more employees of both Sponsor and Institution under this Agreement shall be owned jointly by Sponsor and Institution (“Joint Invention”).

(e)          Institution will provide to Sponsor a complete, written, confidential disclosure of any Institution Invention or Joint Invention (“Disclosure”) after it is received by the Johns Hopkins Technology Transfer office.  At that time, Institution shall grant Sponsor a first option to negotiate an exclusive, royalty bearing, worldwide license, including the right to sublicense, to make, have made, use, and sell (in a designated field of use, where appropriate) products incorporating Patent Rights.

(f )          Sponsor may exercise its option at any time during a period of one hundred and eighty (180) days (“Option Period”) after the receipt of each Disclosure by giving written notice to Institution. During the Option Period, Sponsor shall reimburse Institution for all out of pocket costs associated with filing and/or maintaining Patent Rights (“Patent Expenses”).  Provided, however, if Sponsor decides that it is not appropriate to apply for Patent Rights, Sponsor shall have no obligation to reimburse Institution for Patent Expenses; and in such event, the option granted in Article 9(d) shall lapse with respect to any Patent Rights for which Sponsor declines to reimburse Institution.  If Sponsor decides to forgo the option granted in Article 9(d), or if after one hundred and eighty (180) days of good faith negotiations (“Negotiation Period”), the parties are unable to enter into a license agreement, Institution shall be free to offer a commercial license to any third party or to dispose of its interest in any Patent Rights in any way it deems appropriate.

(g)          Institution agrees to grant to Sponsor a non-exclusive, non-commercial, non-transferable, royalty-free license to Inventions for internal research purposes.

(h)          Institution shall retain a perpetual, non-exclusive, non-transferable, royalty-free license to use and make derivative works of all Inventions for internal academic and research purposes.

9.           TERM AND TERMINATION

(a)          Unless earlier terminated in accordance with the provisions of this Agreement, the term of this agreement shall commence on the Effective Date and shall terminate twelve (12) months after the Effective Date.  This Agreement may be terminated by Sponsor or Institution upon at least sixty (60) days prior written notice to the other party that references a material breach of any of the terms and conditions of this Agreement, which breach the other party fails to cure within sixty (60) days from notice thereof.

(b)          In addition, the Agreement may be terminated by either party if the Investigator conducting the Study is unwilling or unable to continue performing the Study and a successor acceptable to both Sponsor and Institution is not available.

If this Agreement is terminated prior to the original termination date and Sponsor has not yet remitted the full estimated project total to Institution, Sponsor shall still be responsible to pay for all non-cancelable Institution expenses and work performed to the date of termination and shall remit such total within thirty (30) days of Institution’s written request for final payment.

10.         INDEMNIFICATION

Sponsor shall indemnify, defend and hold harmless The Johns Hopkins University, The Johns Hopkins Hospital, The Johns Hopkins Bayview Medical Center, and/or other affiliated and cooperating hospitals as well as the trustees, officers, agents, employees, students, and others holding academic appointments within those institutions (Institutions), from any liability, loss, or damage they may suffer as a result of claims or judgments that arise from the Institutions' participation in and/or performance of  the subject Study.   Sponsor shall employ attorneys of its own selection and will be responsible for all expenses that result from employing a vigorous, diligent defense of Institutions, regardless of whether any claims are rightfully or wrongfully brought or filed.  Institutions shall fully cooperate with Sponsor in defending the claims and will make no compromise or settlement without the prior written approval of Sponsor.  Institutions also agree that any injury that results from Institutions' gross negligence or intentional misconduct in carrying out Study activities is excluded from Sponsor’s requirement to indemnify and hold harmless.

11.         NOTICES

With the exception of Study funds paid by Sponsor pursuant to Section 3 hereof, all notices required or permitted to be given under this Agreement shall be in writing and shall be sent as follows:

If to Sponsor:
Lawrence Helson MD, C.E.O.
Sign Path Pharma, Inc.
1375 California Road
Quakertown, PA 18901
Tel: 215-538-9996
Fax: 215-538-1245

If to Institution:

original to:            Michael B. Amey
Associate Dean, Research Administration
Johns Hopkins University School of Medicine
Office of Research Administration
733 North Broadway, Suite 117
Baltimore, Maryland 21205

copy to: Investigator

Dr. Anirban Maitra
Associate Professor of Pathology and Oncology
Affiliate, McKusick-Nathans Institute of Genetic Medicine
The Sol Goldman Pancreatic Cancer Research Center
CRB-2, Suite 345
Johns Hopkins University School of Medicine,
1550 Orleans Street, Baltimore MD 21231
Phone: (410) 502-8191
Fax: (410) 614-0671

12.         INDEPENDENT CONTRACTORS

The relationship of Sponsor to Institution and its Investigator shall be that of an Independent Contractor and none of the parties shall hold itself out to third parties as purporting to act as, or on behalf of, the other party hereto.

13.         USE OF OTHER PARTIES’ NAMES

Neither the Sponsor nor the Institution shall use directly or by implication the names of the other party, nor any of the other party’s affiliates or contractors, nor any abbreviations thereof, or of any staff member, faculty member, student, or employee of the other party in connection with any products, publicity, promotion, financing, advertising, or other public disclosure without the prior written permission of the other party.

14.         WAIVERS; SEVERABILITY

No waiver of any term or provision of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term or provision, or of any other term or provision, of this Agreement.

15.         CONTINUING OBLIGATION

Except as otherwise specifically provided herein, termination of this Agreement shall not relieve either party hereto from any obligation under this Agreement that accrued or arose from facts or circumstances in existence prior thereto.

16.         GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (excepting any conflict of laws provisions which would serve to defeat application of Maryland substantive law).  Each of the Parties hereto agrees to venue in and submits to the exclusive jurisdiction of the state and/or federal courts located within the State of Maryland for any suit, hearing or other legal proceeding of every nature, kind and description whatsoever in the event of any dispute or controversy arising hereunder or relating hereto, or in the event any ruling, finding or other legal determination is required or desired hereunder.

17.         HEADINGS

The headings in this Agreement are for the convenience of reference only and are not substantive parts of this Agreement nor shall they affect its interpretation.

18.         COUNTERPARTS

This Agreement and any amendments hereto may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

In Witness Whereof, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

THE JOHNS HOPKINS UNIVERSITY

By:	/s/ Michael B. Amey	By:	/s/ Dr. Lawrence Helson
	Michael B. Amey		Dr. Lawrence Helson
	Associate Dean for		CEO
	Research Administration		Sign Path Pharma, Inc.

Date:	9-21-07	Date:	10/02/07

Read and Agreed to abide by the terms contained herein, but not as a party hereto:

/s/ Anirban Maitra
Investigator
Anirban Maitra

EXHIBIT A
PROTOCOL FOR STUDY

Preclinical Evaluation of Nanocurcumin in Pancreatic Cancer

The goals of this proposal are to perform in vivo preclinical evaluation of nanocurcumin, a newly described nanoparticulate formulation of curcumin, in small animal models.  The study shall focus on the preclinical evaluation of nanocurcumin for cancer indications, with an emphasis on cancers dependent on specific growth factors that signal through NF-κB, including pancreatic cancer and multiple myeloma.  Specifically, the Study has the following two aims:

Specific Aim 1: To perform in vivo studies in mice for identifying an appropriate dosing schedule for nanocurcumin, using oral and parenteral routes.

Specific Aim 2: To perform therapeutic efficacy studies using nanocurcumin in a xenograft model of pancreatic cancer.

Our laboratory has synthesized the first nanoparticle formulation of curcumin utilizing biodegradable polymeric components (Bisht et al, J Nanobiotechnology, 2007), and this formulation, as well as modifications thereof that enable systemic and oral delivery of curcumin, are embodied in the US Provisional Patent application Serial No. 60,866/516, filed on November 20th, 2006, and entitled "Biocompatible "smart" nanogels as carriers for hydrophobic drugs".  This technology will be licensed to SignPath Pharma as defined under the appropriately reviewed and executed licensing agreement.  We will conduct this sponsored research agreement in the PI’s laboratory with the intent of further characterizing nanocurcumin in vivo.

In Specific Aim 1, we will test nanocurcumin administered by both oral and parenteral routes in order to determine an appropriate dosing schedule.  All studies will be conducted in wild type CD1 mice.  Curcumin bioavailability will be assessed by direct measurement of plasma curcumin levels using an HPLC assay (Heath et al, J Chromatogr B 783: 287; 2003); in a subset of mice, urine levels will also be measured.  Standard pharmacokinetic assays for area under the curve (AUC) and maximal concentration (Cmax) will be performed in order to estimate bioavailability.  In addition, pharmacodynamic assessment will be performed by measuring serum IL-6 levels, which we have demonstrated is reproducibly downregulated in peripheral blood lymphocytes upon curcumin exposure (Bisht et al, J Nanobiotechnology, 2007).  Dose escalation studies will be performed in mice to evaluate potential toxicities, and identify a maximal tolerated dose (MTD).  All studies will be performed with at least six mice per arm in order to obtain statistically significant differences.  Comprehensive necropsy will be performed and visceral organs evaluated histologically for any evidence of toxicity from the curcumin-nanoparticle formulation.

In Specific Aim 2, we will evaluate the therapeutic efficacy of nanocurcumin in a pancreatic cancer xenograft model.  Briefly, we will generate subcutaneous xenografts in athymic mice that will be randomized to receive vehicle alone, nanocurcumin, gemcitabine (standard of care), and the combination.  We postulate that the combination of nanocurcumin and gemcitabine will demonstrate enhance efficacy to single agent therapy.  Xenografts will be treated for a 4 week course, and harvested at the end of the trial for histology and immunohistochemistry.  Tumor growth inhibition (TGI) will be assessed as tumor volume in treated xenografts over vehicle treated controls.

EXHIBIT B

BUDGET FOR STUDY

SPONSORED RESEARCH AGREEMENT :  SIGNPATH PHARMA
PRECLINICAL EVALUATION OF NANOCURCUMIN IN PANCREATIC CANCER

	Role	Effort	Direct Costs	Fringes	Total Costs
Personnel
Anirban Maitra	PI	10%	14,944	5,081	20,025
Postdoctoral Fellow	Fellow	100%	38,976	3,118	42,094

Supplies
Polymers			5,000
Curcumin, miscellaneous chemicals			5,000
PK studies, immunohistochemistry, histology			9.116
Mouse costs, including animal housing			7,500
Total Supplies					26,616

Other Expenses
Life Insurance for Fellow			857
Health and Dental Insurance			2,801
Publication Costs			1,500
Total					11,158

TOTAL DIRECT					99,893
INDIRECT COSTS					63,932
TOTAL COSTS					163,825